UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2012

Brandywine Realty Trust
Brandywine Operating Partnership, L.P.
(Exact name of registrant as specified in charter)

MARYLAND (Brandywine Realty Trust)	001-9106	23-2413352
DELAWARE (Brandywine Operating Partnership, L.P.)	000-24407	23-2862640
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

555 East Lancaster Avenue, Suite 100
Radnor, PA 19087
(Address of principal executive offices)

(610) 325-5600
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officer.
(e)    On December 10, 2012, our Compensation Committee approved amendments to our Executive Deferred Compensation Plan (the “EDC Plan”). We have attached a copy of the EDC Plan, as amended, as an exhibit to this Form 8-K.
The EDC Plan affords our participating executives and trustees the ability to defer a portion of their base salary and bonus (or, in the case of our trustees, annual retainer and Board fees) on a tax-deferred basis. The amounts deferred are not included in the executive's current taxable income, and, therefore, are not tax deductible by the Company. In addition, participants may elect to defer the receipt of equity grants under our long-term incentive plans. Participants elect the timing and form of distribution. Distributions are payable in a lump sum or installments and may commence in-service, after a required minimum deferral period, or upon retirement. Participants elect the manner in which their accounts are deemed invested during the deferral period.

The amendments primarily: (1) facilitate Participants' ability to elect a Change of Control Distribution Option, (2) revise provisions governing payouts upon death and disability and (3) make technical amendments intended to conform the EDC Plan to the tax law requirements applicable to deferred compensation.
Item 9.01    Financial Statements and Exhibits
Exhibits

10.1	Amended and Restated Executive Deferred Compensation Plan.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
Brandywine Realty Trust

By: /s/ Howard M. Sipzner
Howard M. Sipzner
Executive Vice President and Chief Financial Officer

Brandywine Operating Partnership L.P.,
By: Brandywine Realty Trust, its sole General Partner

By: /s/ Howard M. Sipzner
Howard M. Sipzner
Executive Vice President and Chief Financial Officer

Date: December 10, 2012